Exhibit 99.1

CERTIFICATE OF AMENDMENT
OF ARTICLES OF INCORPORATION OF
FNB BANCORP

Jim D. Black and David A. Curtis certify that;

1.	They are the President and the Senior Vice President and Chief Financial Officer, respectively, of FNB Bancorp, a California corporation (“FNB Bancorp”).

2.	Article IV of the Articles of Incorporation of FNB Bancorp is amended to read as follows:

“This corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively. The number of shares of Common Stock authorized to be issued is 10,000,000, and the number of shares of Preferred Stock authorized to be issued is 5,000,000. Upon the amendment of this article, each two (2) shares of Common Stock outstanding is split into three (3) shares of Common Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.”

3.	The amendment herein set forth has been duly approved by the Board of Directors of FNB Bancorp.

4.	The amendment herein set forth may be adopted by approval of the Board of Directors of FNB Bancorp alone pursuant to Section 902(c) of the California Corporations Code, since the corporation has only one class of shares outstanding and the amendment effects only a stock split.

5.	We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: May 11, 2017	/s/ Jim D. Black
Jim D. Black
President

/s/ David A. Curtis
David A. Curtis
Senior Vice President and
Chief Financial Officer